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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT ("AGREEMENT") is dated as of June 29, 2003, and is by and between Richard J. Schneider ("EXECUTIVE") and Acres Gaming Incorporated, a Nevada corporation (herein the "COMPANY").

      WHEREAS, Executive is currently employed by the Company; and

      WHEREAS, International Game Technology ("IGT") has entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated the date hereof, with the Company, pursuant to which the Company will, upon consummation of the transactions contemplated in the Merger Agreement, become a direct wholly-owned subsidiary of IGT (the "MERGER"). The Company acknowledges that, following the Merger, continued access to the experience, knowledge and expertise possessed by Executive will be critical to the Company's success; and

      WHEREAS, the Company considers it important and in its best interest to foster the employment of key management personnel and desires to retain the services of Executive on the terms and subject to the conditions in this Agreement; and

      WHEREAS, Executive desires to continue employment by the Company after the Merger on the terms and subject to the conditions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

      1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive as President and Chief Operating Officer of the Company, and Executive hereby accepts such employment with the Company.

      2.    DUTIES OF EXECUTIVE.

            2.1 Executive shall report to the Executive Vice President of Product Development of IGT. Executive will have all necessary powers to discharge his duties and responsibilities, which will include general oversight of the operations of the Company and/or its subsidiaries and affiliates; consultation as needed with officers, managers, employees and other personnel of the Company; and such other duties as the Chief Executive Officer or Board of Directors of the Company may reasonably assign, consistent with duties typically assigned to employees who hold positions similar to that of Executive.

            2.2 During the Term of this Agreement and except as provided below, Executive will perform to the best of his abilities all duties assigned to him hereunder, will devote substantially all of his primary business time, attention and effort to the affairs of the Company, and will use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or anything else in this Agreement, Executive may engage in reasonable charitable, civic or community activities.

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            2.3   Executive warrants that he has obtained and possesses, or will obtain and possess, and will maintain through the Term of this Agreement, all licenses, approvals, permits and authorizations (the "LICENSES") necessary to perform Executive's duties hereunder, including without limitation, any licenses required by any state, county, Native American Tribe or other agency having jurisdiction to regulate gaming, lotteries, liquor or the activities undertaken by the Company. Any costs, attorneys' fees, investigation fees or other expenses incurred in connection with obtaining such Licenses will be borne by the Company. Executive warrants that he is fully eligible, under all standards and requirements, to obtain or possess such licenses and that Executive will commit no acts during the Term or any extension thereof that would jeopardize or eliminate his ability to possess or maintain such licenses.

            2.4 Executive agrees to submit to drug testing in accordance with Company's policy and to execute the Company's standard consent form.

      3. TERM. The term of this Agreement (the "TERM") will commence as of the Effective Time of the Merger as defined in Section 1.3 of the Merger Agreement (the "EFFECTIVE DATE"), and will (subject to paragraph 8 hereof) continue for a period of three (3) years from the Effective Date. Notwithstanding anything to the contrary herein, (i) the terms of paragraph 5 below shall survive any termination of this Agreement other than a termination pursuant to the following clause (ii), and (ii) if the Merger Agreement is terminated according to the terms thereof, this Agreement shall, from the date of termination of the Merger Agreement forward, be of no further force or effect, and any prior employment agreement between Executive and the Company shall remain in force pursuant to the terms and conditions thereof.

      4.    COMPENSATION.

            4.1 BASE SALARY. As compensation in full for the services to be rendered by the Executive under this Agreement during the Term, the Company shall pay to Executive a base salary of Two Hundred Thousand Dollars ($200,000) per year ("BASE SALARY"),which Base Salary shall be paid in accordance with the Company's normal payroll policies and procedures.

            4.2   BONUS. In addition to the Base Salary set forth in paragraph
4.1 above, the Company will pay Executive an annual bonus in an amount to be determined in accordance with the bonus plan attached hereto as Exhibit A, up to a maximum of Two Hundred percent (200%) of Executive's Base Salary, including the Stay Bonus as defined in Exhibit A, such bonus to be paid at a time and in a manner consistent with payment of such bonuses to other officers and/or executives of the Company.

            4.3 PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate in accordance with the terms of the applicable plans or programs. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and the Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

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            4.4   STOCK OPTIONS. Concurrent with the Effective Date of this
Agreement, the Company shall grant to Executive an option to purchase 35,000 shares of common stock of IGT, at an exercise price equal to the closing trading price of IGT's common stock on the Effective Date, such grant to be governed by the provisions of IGT's 2002 Stock Incentive Plan, as amended (the "STOCK OPTION"), and a Nonqualified Stock Option Agreement dated as of the Effective Date (the "OPTION AGREEMENT"). One-fifth of the Stock Option will vest on each of the first five (5) anniversaries of the Effective Date.

            4.5 WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

      5. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors or required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, during the Term or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company (which shall, for purposes of this paragraph, include the Company's subsidiaries and affiliates, before and after the Merger) any confidential or secret knowledge or information of the Company, which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

      6. VENTURES. If, during the Term, Executive is engaged or associated with the planning or implementing of any project, program or venture involving the Company and/or its subsidiaries and affiliates, and a third party or parties, all rights with respect to such project, program or venture shall belong to the Company, its subsidiaries and/or affiliates, as applicable. Except as approved by the Board of Directors of the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid by Executive as provided in this Agreement.

      7. NON-SOLICITATION. Executive agrees that during the Term and for a period of twelve (12) months thereafter, he will not, without the prior written approval of the Board of Directors of the Company, hire, solicit or endeavor to entice away from the Company, its


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subsidiaries and affiliates, or otherwise interfere with the relationship of the
Company, its subsidiaries and affiliates with any management employee of the Company, its subsidiaries and affiliates, or any person or entity who was, within the then most recent prior twelve-month period, a customer, supplier or contractor of the Company, its subsidiaries and affiliates.

      8. TERMINATION. Executive or the Company may terminate Executive's employment at any time upon thirty (30) days' prior written notice. In the event of termination of Executive's employment, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this paragraph 8. This Agreement shall terminate in accordance with the following provisions:

            8.1 EXPIRATION OF THE TERM. Unless earlier terminated in accordance with the provisions hereof, this Agreement shall terminate upon expiration of the Term as provided in paragraph 3 above. After the expiration or termination of the Term, the Board of Directors of the Company may continue the employment of Executive and Executive may accept the employment on an at-will basis.

            8.2 DEATH. If the Executive dies during the Term, this Agreement shall terminate, with the Termination Date in such instance being the date of the Executive's death. In such event, the Company shall pay to Executive's estate all earned but unpaid Base Salary through the Termination Date.

            8.3 DISABILITY. If the Executive has been absent from service to the Company as required in this Agreement for a period of ninety (90) days or more during any one hundred eighty (180) day period during the Term as a result of any physical or mental disability, the Company has the right to terminate this Agreement, the Termination Date in such instance being ten (10) days after notice thereof is given to Executive. In such event, the Company shall pay to Executive all earned but unpaid Base Salary through the Termination Date.

            8.4 TERMINATION BY THE COMPANY FOR CAUSE. The Company has the right to terminate this Agreement for Cause as defined herein, such termination to be effective immediately upon notice thereof from the Company to Executive. In such event, the Company shall pay to Executive all earned but unpaid Base Salary through the Termination Date. For purposes of this Agreement, "CAUSE" shall mean:

                  8.4.1 The willful and material failure of Executive to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness) or the willful and material breach by Executive of his obligations hereunder;

                  8.4.2 Executive engaging in willful and serious misconduct that has cause or is reasonably expected to result in material injury to the Company;

                  8.4.3 Executive is convicted of, or enters a plea of guilty or nolo contendre, to a crime that constitutes a felony; or

                  8.4.4 The failure or inability of Executive to obtain or retain any license required to be obtained or retained by him in any jurisdiction in which the Company does or proposes to do business.

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            8.5   TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Board of
Directors of the Company decides to terminate this Agreement during the Term without Cause, it may do so under the following terms and conditions

                  8.5.1 The Company shall pay Executive a termination payment equal to six (6) months of Executive's Base Salary (based upon the Base Salary in existence as of the date of termination), provided, that Executive hereby agrees that, in consideration of such payment, for a period of six (6) months following the date of termination Executive shall not, without the written consent of the Board of Directors of the Company, directly or indirectly, engage in competition in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) with any business which the Company, its subsidiaries and/or affiliates conducted during the Term, including the design, development, manufacture, distribution, marketing, leasing, financing or selling of accessories, devices, or systems related to the products or services being sold by the Company, its subsidiaries and/or affiliates. In the event Executive's employment is terminated pursuant to this paragraph 8.5.1, the provisions of
Section 10 of the Option Agreement shall become null and void and shall be of no further force and effect.

                  8.5.2 The Company will pay the premiums for Executive's health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to the extent that he is eligible for COBRA benefits, for the shorter of a period of six (6) months following termination without cause, or until Executive secures new employment.

            8.6 TERMINATION BY EXECUTIVE. Executive may voluntarily terminate this Agreement on the six-month anniversary of the Effective Date by giving written notice of such termination to the Company. If Executive voluntarily terminates this Agreement pursuant to the terms of this paragraph 8.6, Executive shall be entitled to receive a termination payment equal to six (6) months of Executive's Base Salary (based upon the Base Salary in existence as of the date of termination), provided, that Executive hereby agrees that, in consideration of such payment, for a period of six (6) months following the date of termination Executive shall be subject to all of the restrictive provisions of paragraph 8.5.1. If Executive terminates this Agreement pursuant to the terms of this paragraph 8.6, the provisions of Section 10 of the Option Agreement shall become null and void and shall be of no further force and effect.

      9.    MISCELLANEOUS.

            9.1 ENTIRE AGREEMENT. This Agreement, and the agreements in the forms of exhibits attached hereto, constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior written or prior or contemporaneous oral understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

            9.2 GOVERNING LAW. This Agreement and all rights and obligations hereunder, including without limitation matters of construction, validity and performance, is


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made under and shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflict of laws.

            9.3 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

            9.4 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            9.5 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

            9.6 ASSIGNMENT. This Agreement may be assigned by the Company in connection with a Change of Control or sale of all or substantially all of the Company's assets. This Agreement shall not be assignable, in whole or in part, by Executive without the prior written consent of the Company.

            9.7 INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, especially the provisions of paragraph 5 above. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

            9.8 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or breach thereof, except for claims for injunctive relief set out in paragraph 9.7 above, shall be settled by arbitration in accordance with the rules of the American Arbitration Association relating to employment, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

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      IN WITNESS WHEREOF, the Company and Executive have executed this agreement as of the date set forth in the first paragraph.

                                        COMPANY

                                        By:     /s/ Patrick W. Cavanaugh
                                              ----------------------------------
                                        Name:   Patrick W. Cavanaugh
                                              ----------------------------------
                                        Title:  SVP, CFA & Treasurer
                                              ----------------------------------

                                        EXECUTIVE

                                        By:     /s/ Richard J. Schneider
                                              ----------------------------------
                                                Richard J. Schneider



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                                    EXHIBIT A
                                   BONUS PLAN

1. Stay Bonus Executive shall be entitled to receive an annual bonus in the amount of $50,000 for each of the three years of the Term ("STAY BONUS"), provided, that Executive remains in the employ of the Company as of the date of determination of the annual bonus.

2. Maximum Bonus Executive's maximum aggregate annual bonus (including Stay Bonus) shall not exceed 200% of Base Salary.

3.    Annual Bonus

      Executive's bonus for the first year of the Term (the "FIRST YEAR BONUS") shall be determined as set forth below. For each remaining year of the Term, Executive's annual bonus will be determined by the Board of Directors of the Company in accordance with IGT's standard practices.

PLAN: Means the specified target operating income of the Company for the Measurement Period which is $11,000,000. Measurement Period means the twelve-month period immediately following the Effective Date.

BONUS IF OPERATING      If the actual operating income of the Company for the
INCOME MEETS PLAN:      Measurement Period (the "ACTUAL OPERATING INCOME") is
                        100% of Plan, Executive shall be entitled to receive a First Year Bonus equal to seventy percent (70%) of Base
                        Salary (the "TARGET BONUS").

BONUS IF OPERATING      If Actual Operating Income is less than Plan, Executive
INCOME FALLS BELOW      shall be entitled to receive a First Year Bonus equal to
PLAN:                   (i) the Target Bonus, minus (ii) one percent (1%) of
                        Base Salary for each one percent (1%) (or portion thereof) that Actual Operating Income falls short of Plan.

BONUS IF OPERATING      If Actual Operating Income exceeds Plan, Executive shall
INCOME IS ABOVE         be entitled to receive a First Year Bonus equal to (i)
PLAN:                   the Target Bonus, plus (ii) one Dollar ($1) for each ten
                        Dollars ($10) (or portion thereof) by which the Actual
                        Operating Income exceeds Plan.

CALCULATION OF ACTUAL   For purposes of determining the amount of the First Year
OPERATING INCOME:       Bonus, the calculation of Actual Operating Income shall
                        exclude any negative adjustments to operating income resulting from (i) pricing changes made or caused to be made by IGT or (ii) accounting changes required as a result of the Merger.